EMPLOYMENT AGREEMENT

This EMPLOYMENT GREEMENT (the “Agreement”) is made and entered into as of the 8th day of August, 2011, by and between UNIQUE UNDERWRITERS, INC., a Texas corporation (the “Employer”), and SAMUEL WOLFE (the “Employee”).

WITNESSETH:

WHEREAS, Employer is engaged in business, among other things, of selling insurance products, through an agent network; and

WHEREAS, Employer and Employee desire to enter into the Agreement, pursuant to which Employee will be employed by Employer; and

WHEREAS, these recitals are incorporated in and made a part of this Agreement for all purposes;

NOW, THEREFORE, for and in consideration of the premises, mutual promises, obligations and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

TERM OF EMPLOYMENT

Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for a period commencing on the date hereof (the “commencement date”), and continuing until terminated as provided in this Agreement.

ARTICLE II

DUTIES OF EMPLOYEE

2.1 General Duties of Employee. Employee is hereby employed as President and CEO. Employee shall have general and active day to day management of the business of Employer and shall see that all orders and resolutions of the board of directors are carried into effect. Employee shall be responsible for development of business strategies, policies, and marketing programs for all of Employer’s insurance divisions and for establishing strategic plans, short and long range goals, measurable objectives and time frames for implementing such plans. Employee shall execute bonds, notes, documents, mortgages and any other contracts on behalf of Employer except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. In the absence of the chairman of the board or in the event the board of directors shall not have designated a chairman of the board, the president shall preside at meetings of the shareholders and the board of directors.

2.2 Adherence to Rules. Employee shall adhere to and obey all rules, regulations and policies as may be adopted governing the conduct of employees of Employer. Employee also agrees to abide by all rules and regulations imposed by any governing authority having jurisdiction over Employer’s business operations and applicable to Employee in the course of his employment by Employer.

2.3 Engagement in Other Employment. During the term of this Agreement, Employee shall devote his entire productive time, ability and attention to the business operations of Employer. Employee shall not, without the consent of Employer, directly or indirectly, alone or as a partner, officer, director, stockholder, employee or consultant of any other person, entity, association, agency, organization or institution be engaged in any other profession or business which would necessitate Employee’s giving any portion of his time and effort to such activity as deemed significant by Employer. Furthermore, during the term of this Agreement, and for a period of thirty-six (36) months thereafter, Employee shall not circumvent Employer financially, or in any other way, or to a client of Employer pursuant to this Agreement.

ARTICLE III

COMPENSATION

3.1 Compensation. As total compensation for Employee’s services rendered hereunder, Employee shall be entitled to receive from Employer the following:

a.	an annual salary of $100,000.00, payable to Employee on a weekly basis; and

b.	an amount equal to 5% of Submitted Production from the Mortgage and Final Expense divisions, described below, determined on a cash basis during each calendar year, provided and on the condition that Employee’s employment by Employer is not terminated by Employer pursuant to Article IV hereof. “Submitted Production” shall be defined herein as any insurance business submitted to Employer through the efforts of Employee. “Mortgage and Final Expense divisions” shall be defined herein as two different distribution channels with different agents and sales platforms, such that “Mortgage” generates leads from people that are new and existing home owners and from people that have refinanced on their homes and “Final Expense” generates leads from lower income seniors ages 50 – 85. All payments due under this Section 3.1 shall be paid within thirty (30) days after determination of the Submitted Production by Employer for the period in question.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1 Events Causing Termination. Employee’s employment with Employer and all Employer’s obligations under this Agreement shall immediately terminate, without liability to Employer, upon the occurrence of any one of the following events:

a.	Employee’s death;

b.	Employee’s permanent disability as determined by the Employer;

c.	Employee is convicted by a court of competent jurisdiction of fraud, misappropriation, embezzlement, dishonesty, or other similar act; or

d.	both Employee and Ralph Simpson agree that Employee should voluntarily terminate his employment with Employer.

4.2 Effect of Termination:

4.2.1 Benefits Generally. In the event of Employee’s ceasing to be employed by Employer for any reason whatsoever, all benefits shall immediately cease, subject to applicable law regarding continuation of benefits beyond a term of employment. Furthermore, if the Agreement shall be terminated then any rights that Employee may have to any stock options, warrants, right to receive shares or similar rights to receive stock in the Employer shall become immediately null and void and of no further force and effect.

4.2.2 Books and Records. Upon termination of Employee pursuant to this Agreement, all books, records, journals, diaries, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items or personal and regular files concerning Employer, Employer’s business operations and the employment of Employee with Employer (collectively, the “Books and Records”) shall belong to and remain the property of Employer. Employee agrees that at the time of his termination he shall deliver the Books and Records to the Employer (and will not keep in his possession, recreate or deliver the Books and Records to anyone else). Employee further agrees that any property situated on the Employer’s premises and owned by the Employer, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Employer personnel at any time with or without notice.

4.3 Survival of Remedies. No termination of the Employee’s employment with Employer or of this Agreement shall prejudice any other remedy that Employer may be entitled to, either at law, in equity, or under this Agreement.

ARTICLE V

RESTRICTIVE COVENANTS

5.1 Restrictive Covenant. In consideration of the specialized training provided and to be provided by Employer to Employee, during Employee’s employment with Employer, with respect to the insurance business, Employee agrees that, for a period of thirty six (36) months following the termination of his employment by Employer pursuant to the Agreement, Employee shall not (i) perform services in any manner of the kind performed for Employer hereunder for any person entity, association, agency, organization or institution that is a competitor of Employer and is located or doing business in the State of Texas, or (ii) perform services in a manner of the kind performed for Employer hereunder for any person, entity, association, agency, organization or institution that is a competitor of Employer and that had a material contract or arrangement with Employer for services during Employee’s term of employment. For purposes of this Section 5.1, a person, entity, association, agency, organization or institution will constitute a competitor of Employer if he, she or it is, or his, her or its business is reasonably characterized as being similar to Employer’s business.

It is understood and agreed that the covenants contained in this Section 5.1 are reasonable as to time, area, and scope and do not impose a greater restraint on Employee in light of the Employee’s activities on behalf of Employer and the business of Employer and its future plans on the date of execution of the Agreement. Employee further agrees that the covenants and agreements contained in this Section 5.1 are supported by the independent valuable consideration of the inducement for the Employer to retain the services of the Employee.

5.2 Confidential Information: Intellectual Property.

a.                Employee acknowledges that Employee will have access to various confidential or proprietary information concerning Employer of a special and unique value, which information may include, without limitation, (i) books and records relating to operations, financial condition, sales, personnel, payroll and management, (ii) policies and matters relating to the operations of Employer; (iii) various trade or business secrets, including business strategies, insurance policies and products, plans and programs, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like, and (iv) selling techniques, operations information, sales information, distribution information, customer and prospect lists, customer needs, marketing concepts, and methods and techniques in conducting Employer’s business operations and similar materials (all such information concerning Employer being hereinafter collectively referred to as the “Protected Information”). Employee further recognized, acknowledges and agrees that all aspects of Employer’s business operations are, and shall remain, as between Employer and Employee, Employer’s exclusive property and are special and unique.

b.                Employee shall not following the termination of his employment, knowingly make any independent use of or disclose to any other person or organization any of the Protected Information.

c.                Employee shall promptly disclose to Employer any and all strategies, policies, plans, programs and systems, marketing concepts and other ideas and improvements to Employer’s business operations, whether or not capable of being protected under any intellectual property law or common law concepts, which are conceived or made by Employee, solely or jointly with another person, during the period of Employee’s employment with Employer and Employee hereby assigns and agrees to assign all Employee’s interests therein to Employer or to Employer’s designee. Employee shall execute any and all applications, assignments or other instruments which Employer shall deem necessary to protect Employer’s interest therein.

5.3 Solicitation of Employees, Consultants and Other Parties. Employee agrees that during the term of his employment pursuant to the Agreement, and for a period thirty six (36) months following the termination of his employment by Employer pursuant to the Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Employer’s employees or consultants to terminate their relationship with the Employer, or take away, hire, or otherwise engage the services of such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Employer, either for himself or for any other person or entity. Furthermore, for a period of thirty six (36) months following the termination of his employment with the Employer pursuant to the Agreement, Employee shall not solicit any licensor to or customer of the Employer or licensee of the Employer’s products, in each case, that are known to him, with respect to any business, products or services that are competitive to the products or services offered by the Employer or under development as of the date of the termination of his employment with the Employer pursuant to the Agreement.

5.4 Remedies. In the event of a breach or threatened breach by Employee of the provisions of the Agreement, Employer and Employee agree that Employer will be irreparably harmed thereby and that Employer shall be entitled to injunctive relief restraining or enjoining Employee from competing with Employer, or from using or disclosing, in whole or in part, the Protected Information, and/or the Books and Records, all as set forth in this Agreement. Nothing herein shall prohibit Employer from pursing any other remedy available to it for such breach or threatened breach, including the recovery of damages and attorney’s fees from Employee.

5.5 Survival of Remedies. The covenants and agreements contained in this Article V shall survive the termination of Employee’s employment with Employer.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notice. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices shall be deemed given when mailed and shall be addressed to the parties at the following addresses:

If to Employer: Unique Underwriters, Inc.

5650 Colleyville Blvd.

Colleyville, TX 76034

Attn: President

If to Employee: SAMUEL WOLFE

___________________________

___________________________

6.2 Inclusion of Entire Agreement Herein. The Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

6.3 Successors and Assigns. The Agreement shall inure to the benefit of Employer, its successors and assigns. Employee may not assign his obligations under this Agreement or assign or otherwise convey any of his rights hereunder, nor subcontract or otherwise delegate any of his obligations hereunder, to any third party. Any attempted or purported assignment, conveyance, subcontract, or delegation shall be void and a material breach of the Agreement.

6.4 Representation and Warranty. Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement or which would prevent or inhibit his performance of his duties pursuant to this Agreement.

6.5 Waiver. The waiver by any party of a default or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach. No waiver shall be binding unless reduced to a writing signed by the party against whom the waiver is sought to be enforced.

6.6 Governing Law; Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions in the state of Texas. Any action or proceeding brought to enforce or interpret the provisions of the Agreement shall be brought in the courts for the Northern District of Texas (if subject to the jurisdiction of the federal courts) or the County of Tarrant, State of Texas (if not subject to the jurisdiction of the federal courts). Each of the parties irrevocably submits itself to the jurisdiction and venue of such courts for purposes of any such action. The prevailing party in any legal proceeding between the parties shall be entitled to recover, in addition to any other relief awarded, its costs and expenses incurred in any such proceeding, including, without limitation, its attorneys fees, expert witnesses and court costs.

6.7 Modification. No modification or amendment to this Agreement shall be binding unless consented to in writing by both parties.

6.8 Partial Invalidity. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.9 Counterparts. This Amendment may be executed in two counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

6.10 Survival. The terms and conditions of this Agreement shall survive the termination of the Agreement.

6.11 ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THE AGREEMENT, HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT. THE AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION THEREOF.

EXECUTED as of the date first written above.

EMPLOYER:

UNIQUE UNDERWRITERS, INC.

a Texas corporation

By:	/s/ Ralph Simpson
Ralph Simpson Chief Financial Officer and Controller, Chairman and Founder (Director)

EMPLOYEE:

/s/ Samuel Wolfe	CEO and President
Samuel Wolfe	(Director)